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                                                                 Exhibit23(g)(3)


                              THE COMMERCE FUNDS
                                P.O. Box 16931
                             St. Louis, MO  63105


State Street Bank and Trust Company
One Heritage Drive, P3N
North Quincy, MA 02171


Ladies and Gentlemen:

          Pursuant to Article 17 of the Custodian Contract by and between The Commerce Funds (the "Trust") and State Street Bank and Trust Company dated December 1, 1994 (the "Agreement"), the Trust hereby requests that you provide services, as set forth in Article 1 of the Agreement, as Custodian to the newly established service class of each of the Missouri Tax-Free Intermediate Bond Fund and National Tax-Free Intermediate Bond Fund (the "Funds") as of December ____, 2000.

          The parties hereby agree that all terms and conditions of the Agreement shall apply to the Funds.

                                                  Sincerely,

                                                  THE COMMERCE FUNDS


                                                  By: /s/ William R. Schuetter
                                                      ------------------------
                                                      William R. Schuetter
                                                      Vice President

Accepted and Agreed:

STATE STREET BANK AND TRUST COMPANY


By: /s/
    ----------------------
    Name:
    Title: